Exhibit 8.2

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
March 22, 2010
ICO, Inc.
1811 Bering Drive
Suite 200
Houston, Texas 77057
Ladies and Gentlemen:
     We have acted as counsel to ICO, Inc., a Texas corporation (the “Company”), in connection with the preparation and filing of Registration Statement No. 333-164085 on Form S-4, as amended (the “Registration Statement”), filed by A. Schulman, Inc., a Delaware corporation (“Parent”), with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the merger (the “Merger”) of the Company with and into Wildcat Spider, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated December 2, 2009 (the “Merger Agreement”), by and among the Company, Parent, and Merger Sub.
     At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.2 to the Registration Statement. In arriving at the opinion expressed below, we have examined and relied upon the Merger Agreement, the proxy statement/prospectus which is included in the Registration Statement (the “Proxy Statement/Prospectus”), representations of officers and other representatives of the Company, Parent and Merger Sub, and such other records and documents as in our judgment are necessary or appropriate to enable us to provide this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     Subject to the limitations, qualifications, and assumptions set forth herein and in the Proxy Statement/Prospectus, we hereby confirm the opinion of Baker Botts L.L.P. that is attributed to us in the discussion of the United States federal income tax consequences appearing under the heading “Material United States Federal Income Tax Consequences” in the Proxy Statement/Prospectus.
     Our opinion is based and conditioned upon the initial and continuing accuracy of the statements, representations and assumptions set forth in the Merger Agreement, the Proxy Statement/Prospectus, representations of officers and other representatives of the Company, Parent, and Merger Sub, and the other records and documents referred to above. This opinion is

March 22, 2010
FORM OF EXHIBIT 8.2
limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.
     Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any change in fact, circumstances, or law after such time as the Registration Statement is declared effective that may alter, affect, or modify our opinion. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.
     We hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as Exhibit 8.2 to the Registration Statement and any amendment to the Registration Statement, and to the reference to our Firm under the captions “Material United States Federal Income Tax Consequences,” “The Merger Agreement—Conditions to Completion of the Merger” and “Legal Matters” in the Proxy Statement/Prospectus. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commissioner issued thereunder.
Sincerely,
/s/ Baker Botts L.L.P.